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                                                                     EXHIBIT 4.3

                               BOCA RESEARCH, INC.

        SECOND AMENDMENT OF 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         In accordance with the provisions of Section 14 of the Boca Research, Inc. 1996 Non-Employee Director Stock Option Plan (the "Plan"), the Plan is hereby amended effective as of the date of stockholder approval hereof, as follows:
         1. Section 2 of the Plan is hereby amended by increasing the number of shares subject to the Plan from Two Hundred Thousand Shares (200,000) to Five Hundred Thousand Shares (500,000) of the common stock, par value $.01 per share, of the Corporation.
         2. Section 4 of the Plan is hereby amended by deleting each reference to "10,000" therein and replacing the same with "12,000".
         3. This Amendment shall take effect as of the date of its adoption by the Board of Directors of Boca Research, Inc. and upon its approval by the Stockholders of Boca Research, Inc. in accordance with the provisions of Section 14 of the Plan.
         3. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                                             Boca Research, Inc.


                                             By: /S/ ROBERT W. FEDERSPIEL
                                                 ------------------------
                                                 Robert W. Federspiel
                                                 Secretary


Adopted by the Board of Directors: February 21, 2000

Adopted by the Stockholders: May 22, 2000